Exhibit 8.3

March 12, 2007

BHP Billiton Finance (USA) Limited

180 Lonsdale Street

Melbourne Vic 3000

Australia

BHP Billiton Limited

180 Lonsdale Street

Melbourne Vic 3000

Australia

BHP Billiton Plc

Neathouse Place

Victoria

London SW1V 1BH

United Kingdom

Dear Sirs

BHP BILLITON FINANCE (USA) LIMITED

Registration Statement on Form F-3

1.	We have acted as your special United Kingdom taxation legal counsel in connection with the preparation of a registration statement on Form F-3 (the “Registration Statement”) to be filed by BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the issuance and sale of debt securities (the “Debt Securities” ) of BHP Billiton Finance (USA) Limited, guaranteed by each of BHP Billiton Plc and BHP Billiton Limited. The Debt Securities are to be issued under an indenture (the “Indenture”), dated as of April 17, 2003, among BHP Billiton Finance (USA) Limited, BHP Billiton Plc, BHP Billiton Limited and The Bank of New York, as successor trustee. We refer to the prospectus in respect of the Debt Securities contained in the Registration Statement (the “Prospectus”). You have asked that we provide you with a letter confirming that the statements set forth in the Prospectus under the heading “Material Tax Consequences—United Kingdom Taxation” and “Material Tax Consequences—European Union Taxation Directive” have been reviewed by us and in our opinion fairly present the matters referred to therein in all material aspects.

2.	In respect of the statements set forth in the Prospectus under the heading “Material Tax Consequences—United Kingdom Taxation” the statements in this letter are limited to the United Kingdom taxation law as applied in practice on the date hereof by HM Revenue and Customs and the English courts. In respect of the statement set forth in the Prospectus under the heading “Material Tax Consequences—European Union Taxation Directive” the statements in this letter are limited to the directive regarding the taxation of savings income. We have not considered the laws of any other jurisdiction. We have not advised on, nor been asked to advise on, the United Kingdom tax consequences on any intra group funding arrangements involving the use of the proceeds of the Debt Securities and in particular the deduction of UK income tax from any intra group interest payments with a UK source used to service the Debt Securities.

Assumptions

3.	In considering each of the Prospectus and Indenture and for the purpose of rendering this opinion we have without any enquiry other than as set out in this letter assumed:

(a)	the legal capacity of all natural persons;

(b)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such documents;

(c)	that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d)	that each party has assumed its obligations under the Indenture in good faith and for the purpose of carrying out its respective business and that, at the time they were entered into, there were reasonable grounds for believing that to do so would benefit each party and be in its best interests;

(e)	that the Indenture has been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto and in particular BHP Billiton Plc and BHP Billiton Limited as Guarantors under the Indenture have received adequate value in consideration for their respective obligations;

(f)	that each of the parties to the Indenture has all corporate and other power and authority to enter into and perform all of its obligations thereunder;

(g)	that the Indenture has been irrevocably delivered by each party thereto and is not subject to any escrow or other similar arrangement;

(h)	the due authorisation by all requisite action, corporate or other, and execution and delivery by each of the parties thereto of the Indenture and the validity and binding effect of such authorisation, execution and delivery under all applicable laws;

(i)	with respect the laws of England all consents, approvals, authorisations or orders necessary under any applicable laws or regulations in order to permit the execution, delivery or performance of the Indenture, have been or will be duly made or obtained within the period permitted by such laws or regulations in order to give effect to such execution, delivery or performance of the Indenture;

(j)	that the Indenture constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

(k)	that the directors of each party to the Indenture, in authorising the execution of the Indenture, have exercised their powers in accordance with their respective duties under all applicable laws and their respective constitutional documents;

(l)	that the execution, delivery and performance of the Indenture by the parties thereto was a proper and bona fide exercise of their respective directors’ powers and will materially benefit each such party, and be in their respective best interests; and

(m)	that no party to the Indenture is, or will, as a consequence of the transactions contemplated by the Prospectus or Indenture, become insolvent or unable to pay its debts for the purposes of the Insolvency Act 1986 and that no party to the Indenture has taken any corporate or other action, nor have any steps been taken or legal proceedings been started against any such party for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of any party to the Indenture or all or any of their assets.

Opinion

4.	On the basis that any payment by BHP Billiton Plc under its guarantee will be under the terms and in accordance with the terms of the guarantee contained in Section 205 of the Indenture, on the basis of our review of the Prospectus and Indenture, and on the basis of the assumptions and limitations contained in this letter, we are of the opinion that:

(i)	the statements set forth in the Prospectus under the heading “Material Tax Consequences—United Kingdom Taxation” are an accurate summary of the United Kingdom withholding tax position in relation to payments of interest made under BHP Billiton Plc’s guarantee of BHP Billiton Finance (USA) Limited’s obligations under the Debt Securities and an accurate summary of the incidence of directly assessed United Kingdom taxation on such a payment of interest and as such fairly presents the information disclosed therein; and

(ii)	the statements set forth in the Prospectus under the heading “Material Tax Consequences—European Union Taxation Directive” are an accurate summary of the position regarding the directive regarding the taxation of savings income and as such fairly presents the information disclosed therein.

We hereby consent to the filing this opinion as Exhibit 8.3 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP

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